Exhibit 99.1

                            News

For Immediate Release

CNO Financial Group Announces $500 Million Increase to Securities Repurchase Authorization and Declares $0.16 Quarterly Dividend
Company also announces virtual annual shareholder meeting date

CARMEL, Ind., February 12, 2025 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its Board of Directors has approved an additional $500 million to repurchase the company's outstanding shares of common stock. As of December 31, 2024, CNO had approximately $240.3 million of remaining repurchase capacity under its share repurchase program. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the repurchases (if any) will be based on business and market conditions and other factors.

CNO also announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per share on the company’s common shares. The dividend will be payable March 24, 2025, to shareholders of record at the close of business on March 10, 2025.

Finally, the company announced that its annual meeting of shareholders will be held via a virtual, live webcast at 8:00 a.m. ET on May 8, 2025. Holders of record at the close of business on March 10, 2025, will be able to participate in, vote, and submit questions during the virtual meeting.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $37.9 billion in total assets. Our 3,500 associates, 4,900 exclusive agents and more than 5,500 independent partner agents guide individuals, families, and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Adam Auvil
Adam.Auvil@CNOinc.com